Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AND

MANAGEMENT SHAREHOLDER AGREEMENT

This Restricted Stock Unit Award and Management Shareholder Agreement, dated as of October 1, 2016 (this “Agreement”), is entered into by and between Interpool, Inc., d/b/a TRAC Intermodal, a Delaware corporation (the “Company”), SCT Chassis Inc., a Marshall Islands corporation (“SCT Chassis”), and [Name] (the “Participant”).

WHEREAS, SCT Chassis has adopted the SCT Chassis Inc. Restricted Stock Unit Plan (the “Plan”) for the purpose of making grants of restricted stock units (“RSUs”) relating to the common stock of SCT Chassis (the “Common Stock”) to certain employees of the Company, SCT Chassis or any of their respective subsidiaries or any successor of any of the foregoing;

WHEREAS, the Company and SCT Chassis desire to grant to the Participant the RSUs set forth in Section 1 of this Agreement on the date hereof in accordance with all of the terms and conditions of this Agreement and the Plan; and

WHEREAS, the Participant desires to accept such grant of RSUs in accordance with all of the terms and conditions of this Agreement and the Plan.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Grant of Restricted Stock Units.  Subject to the terms and conditions of this Agreement and the Plan, the Company and SCT Chassis hereby grant to the Participant, effective as of the date hereof (the “Grant Date”), a total of [NUMBER] RSUs, and the Participant hereby accepts the grant of such RSUs as of the Grant Date.  Each RSU that becomes vested hereunder represents the right to receive one (1) share of Common Stock on the applicable settlement date set forth in Section 2(c) below.

2.             Vesting and Settlement of RSUs.

(a)           General Vesting Terms.  Subject to the provisions set forth in this Section 2, (i) [ONE-THIRD] RSUs shall vest as of January 1, 2017, (ii) [ONE-THIRD] RSUs shall vest as of January 1, 2018 and (iii) [ONE-THIRD] RSUs shall vest as of January 1, 2019 (each, a “Vesting Date”), subject in each case to the Participant’s Continuous Employment from the Grant Date through the relevant Vesting Date, and provided that the Participant has not given or received notice of termination of such Continuous Employment, as of each such Vesting Date.

(b)           Certain Terminations of Employment.  Upon termination of the Participant’s employment with the Company and its affiliates for any reason, any RSUs which have not vested pursuant to the terms of Section 2(a) shall be immediately forfeited by the Participant without consideration of any kind and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs.  Notwithstanding the foregoing, if the Participant’s employment with the Company and its subsidiaries is terminated either:

(i)            By the Company or an applicable subsidiary without Cause, and a waiver and release reasonably acceptable to the Company (the “Release”) is executed by the Participant within the time period prescribed therein after the date of such termination and becomes effective in accordance with its terms, the Participant shall immediately vest (upon the expiration of any revocation period applicable to such Release) in the number of RSUs that would have vested on the next succeeding Vesting Date applicable thereto following such termination; provided that if such termination occurs within twelve (12) months after a Change of Control, the Participant shall immediately vest (upon the expiration of any revocation period applicable to such Release) in all of the RSUs which are unvested as of the date of such termination; or

(ii)           Due to the Participant’s death or Disability, and the Release is executed by the Participant (or if applicable, the Participant’s representative) within the time period prescribed therein after the date of such termination and becomes effective in accordance with its terms, the Participant shall immediately vest (upon the expiration of any revocation period applicable to such Release) in all of the RSUs which are unvested as of the date of such termination.

(c)           Settlement of RSUs.  The shares of Common Stock underlying any RSUs that vest in accordance with this Section 2 shall be delivered to the Participant (or if applicable, the Participant’s representative) by no later than March 15 of the year following the year in which the applicable RSUs become vested.

3.             Certain Defined Terms.  For the purposes of this Agreement, the following terms have the respective meanings set forth below:

(a)           “Act” means the Securities Act of 1933, as amended.

(b)           An “affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(c)           A termination for “Cause” shall mean termination of the Participant’s employment with the Company and its subsidiaries as a result of any of the following:

(i)            the Participant commits any act of fraud, intentional misrepresentation or serious misconduct in connection with the business of the Company or any of its affiliates, including, but not limited to, falsifying any documents or agreements (regardless of form); or

(ii)           the Participant violates any rule or policy of the Company or any of its affiliates (A) for which violation an employee may be terminated pursuant to the written policies of the Company or any of its affiliates reasonably applicable to such an employee or (B) which violation results in material damage to the Company or any of its affiliates or (C) which, after written notice to do so, the Participant fails to correct within 30 days; or

(iii)          the Participant willfully breaches or habitually neglects any aspect of the Participant’s duties assigned to the Participant by the Company or any of its affiliates, which assignment was reasonable in light of the Participant’s position with the Company or its subsidiaries (all of the foregoing duties, “Duties”); or

(iv)          the Participant fails adequately to perform any Duties (which failure has not been cured within thirty (30) days after a written demand for substantial performance has been delivered to the Participant) and such failure is reasonably likely to have a material adverse impact upon the Company or any of its affiliates or the operations of any of them; or

(v)           the Participant fails to comply with a specific directive from the board of directors (or similar body) of the Company (the “Board of Directors”) or any of its affiliates with respect to a material matter, which directive is made specifically to the Participant and was reasonable in light of the Participant’s position with the Company or its subsidiaries; or

(vi)          while employed by the Company or its subsidiaries, and without the written approval of the Board of Directors, the Participant performs services for any other corporation or person which competes with the Company or any of its subsidiaries or otherwise violates Section 7 or 8 hereof; or

(vii)         the Participant is convicted by a court of competent jurisdiction of, or enters a plea of nolo contendere to, a felony (other than a traffic or moving violation) or any crime involving dishonesty; or

(viii)        any other action or condition that may result in termination of an employee for cause pursuant to any generally applied standard, of which standard the Participant knew or reasonably should have known, adopted in good faith by the Company or any of its subsidiaries from time to time prior to the occurrence of such action or condition.

In the event that there is a dispute between the Participant and the Company as to whether “Cause” for termination exists:  (x) such termination shall nonetheless be effective, and (y) the payments or deliveries, if any, to be made by the Company or any Fortress Entity in connection with a sale or purchase of the Common Stock held by the Participant pursuant to Section 6 of this Agreement shall be delayed until the final resolution of such dispute.

(d)           “Change of Control” means an event or series of events by which one or more Fortress Entities collectively directly or indirectly legally or beneficially own less than 50% of the voting stock (or other equity interest) of the Company, in each case adjusted pursuant to any stock (or share) split, stock (or share) dividend, recapitalization or reclassification of the capital of the Company; provided, however, that a “Change of Control” shall not be deemed to occur:

(i)            upon an acquisition, merger, amalgamation, continuation into another jurisdiction or other business combination involving the Company, including the sale of all or substantially all of the assets of the Company (each, a “Business Combination”), if one or more Fortress Entities collectively (A) directly or indirectly legally or beneficially own at least 30% of the voting stock (or other equity interest) of the Company or the surviving/acquiring entity, as the case may be, and (B) continue to be the largest shareholder (or other holder of equity) of the Company or the surviving/acquiring entity, as the case may be, following such Business Combination, and a “Change of Control” will not result after any such Business Combination so long as the conditions set forth in clauses (A) and (B) continue to be satisfied; or

(ii)           (A) upon an IPO (without regard to the percentage of voting stock (or other equity interest) of SCT Chassis or any of its subsidiaries, as applicable, directly or indirectly legally or beneficially owned by the Fortress Entities immediately after such IPO) or (B) without limiting clause (A), if at any time following an IPO one or more Fortress Entities collectively directly or indirectly legally or beneficially own at least 30% of the voting stock (or other equity interest) of the Company or SCT Chassis, as applicable, and are the largest shareholder (or other holder of equity) of the Company or SCT Chassis, as applicable.

(e)           “Continuous Employment” means that the Participant has remained in continuous service as an employee of the Company, SCT Chassis or any of their respective subsidiaries, without interruption or termination; provided, however, that Continuous Employment shall not be considered interrupted in the case of (i) any approved leave of absence (including sick leave, military leave, or any other authorized personal leave), (ii) transfers of the Participant’s employment among the Company, SCT Chassis or any of their respective affiliates, or any successor, or (iii) any change in status as long as the Participant remains employed by the Company, SCT Chassis or any of their respective subsidiaries, or any successor of any of the foregoing.

(f)            “Disability” means, as determined by the Company in good faith, the Participant’s inability, due to disability or incapacity, to perform all of the Participant’s Duties on a full-time basis for (i) periods aggregating one hundred eighty (180) days, whether or not continuous, in any continuous period of three hundred and sixty five (365) days or, (ii) where the Participant’s absence is adversely affecting the performance of the Company in a significant manner, periods greater than ninety (90) days and the Participant is unable to resume the Participant’s Duties on a full time basis within ten (10) days after receipt of written notice of the Company’s determination under this clause (f).

(g)           “Fair Market Value” of each share of Common Stock shall be determined as of the time of the event requiring valuation of such stock hereunder by the board of directors (or similar body) of SCT Chassis (the “SCT Chassis Board”) in good faith; provided, however, that such determination shall be based upon SCT Chassis as a going concern and shall not discount the value of such shares either because they are subject to the restrictions set forth in this Agreement, or because they constitute only a minority interest in SCT Chassis.

(h)           “Fortress Entity” means (i) any private equity fund managed by an affiliate of FIG LLC (or its successors or assigns) or any affiliate of any such fund, (ii) any investment vehicle (whether formed as a private investment fund, stock company or otherwise)

managed directly or indirectly by FIG LLC (or its successors or assigns) or any of its affiliates or (iii) any general partner, limited partner, managing member or person occupying a similar role of or with respect to any of the foregoing.

(i)            “IPO” means a firmly underwritten initial public offering pursuant to a registration statement declared effective under the Act covering the offer and sale of the common stock of SCT Chassis or any of its subsidiaries to the public generally in which the net proceeds to either SCT Chassis or such subsidiary, as applicable are not less than US$50,000,000.

4.             Transfers of Stock.

(a)           Resale of Stock.  The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, alienate or encumber (each such action, a “Transfer”) any shares of Common Stock received upon the settlement of the RSUs or any other vested shares or capital of SCT Chassis acquired by the Participant on or after the Grant Date (the “Applicable Shares”), other than in accordance with both the provisions of this Section 4 and the federal and state securities laws.

(b)           Tag-Along Right; Drag-Along Right.

(i)            As used in this Agreement, the term “Holder” means the Participant or a Related Transferee (as defined below) of the Participant, and the term “Holder’s Shares” means the Holder’s Applicable Shares and any vested RSUs held by the Holder for which the shares of Common Stock have not yet been delivered.

(ii)           Tag-Along Right.  Notwithstanding any other provision hereof, prior to one or more Fortress Entities selling more than fifty percent (50%) of the outstanding Common Stock (such selling entities, the “Selling Fortress Entities”) to one or more third persons who are not a Fortress Entity (collectively, a “Third Party”) pursuant to a single transaction or a series of related transactions (such sale, a “Third Party Sale”), the Selling Fortress Entities shall deliver a written notice (a “Tag-Along Notice”) to the Participant and each Related Transferee (or if any such individual is deceased, to the decedent’s personal representative) which satisfies the requirements of Section 4(b)(ii)(A) below.  Such Tag-Along Notice shall be so delivered not less than forty (40) days prior to the respective Third Party Sale.

(A)          Tag-Along Notice.  Each Tag-Along Notice shall set forth:  (i) the name and address of the Third Party; (ii) the proposed amount and form of consideration to be paid per share of Common Stock and the terms and conditions of payment offered by the Third Party; (iii) the aggregate number of shares of Common Stock held by the Selling Fortress Entities as of the date that the Tag-Along Notice is first delivered, mailed or sent by courier or facsimile to the Participant and each Related Transferee (or if any such individual is deceased, the decedent’s personal representative); (iv) the Tag-Along Sale Percentage (as defined below); (v) the proposed date of the Third Party Sale (the “Third Party Sale Date”); and (vi) confirmation that the proposed Third Party has agreed to purchase the Holder’s Shares in accordance with the terms hereof.

(B)          Exercise of Tag-Along Right.  Upon the receipt of a Tag-Along Notice by the Participant or a Related Transferee (or if any such individual is deceased, to the decedent’s personal representative), each Holder shall have the right (such right, a “Tag-Along Right”), exercisable in its sole discretion, to sell to the respective Third Party up to the same percentage of the total number of Holder’s Shares held by such Holder on the date of the Tag-Along Notice (whether or not the restrictions on Transfer of Common Stock have lapsed) as the percentage of the total number of shares of Common Stock held by the Selling Fortress Entities as of the date of the Tag-Along Notice that such Selling Fortress Entities are selling in the Third Party Sale (the “Third Party Sale Percentage”), at the same price and on the same terms and conditions as such Selling Fortress Entities have agreed to with such Third Party; provided, however, that such Selling Fortress Entities shall use their reasonable, good faith efforts to provide (I) that the only representation and warranty which such Holder shall be required to make in connection with the Third Party Sale is a representation and warranty with respect to such Holder’s own ownership of the Holder’s Shares to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances and adverse claims, (II) that the liability of such Holder with respect to any representation and warranty made in connection with the Third Party Sale is the several liability of such Holder (and not joint with any other person) and that such liability is limited to the amount of proceeds actually received by such Holder in the Third Party Sale and (III) each Holder with either an opinion of counsel to the effect that the Third Party Sale is not in violation of applicable federal and state securities or other laws or, if such Holder is not provided with an opinion with respect to the matters contemplated by this clause (III), an indemnity from such Selling Fortress Entities for any such violation.  If any Third Party Sale in respect of which a Holder has exercised its Tag-Along Right is in the form of a merger transaction, such Holder agrees to vote its Holder’s Shares in favor of such merger and not to exercise any rights of appraisal or dissent afforded under applicable law.

(C)          Tag-Along Exercise Notice.  Each Holder may exercise the Tag-Along Right by providing the Selling Fortress Entities with written notice (a “Tag-Along Exercise Notice”) thereof not less than twenty-five (25) days prior to the proposed Third Party Sale Date specified in the respective Tag-Along Notice.  Such Tag-Along Exercise Notice must affirmatively state that such Holder is irrevocably exercising its Tag-Along Right and shall specify the number of Holder’s Shares held by it which it desires to sell to the Third Party pursuant to the Third Party Sale (which number shall in no event be greater than the product of (x) the number of Holder’s Shares held by such Holder and (y) the Third Party Sale Percentage specified in the respective Tag-Along Notice).  If the Selling Fortress Entities receive a Tag-Along Exercise Notice no later than the twenty-fifth (25th) day prior to the proposed Third Party Sale Date specified in the respective Tag-Along Notice, none of the Selling Fortress Entities to which the Tag-Along Exercise Notice relates shall consummate the respective Third Party Sale unless the Third Party also purchases the number of Holder’s Shares specified in such Tag Along Exercise Notice (in accordance with the terms of

Section 4(b)(ii)(B) above).  If the Selling Fortress Entities have not received a Tag-Along Exercise Notice from a Holder by the twenty-fifth (25th) day prior to the proposed Third Party Sale Date specified in the respective Tag-Along Notice, such Holder shall be deemed to have waived its Tag-Along Right with respect to the Third Party Sale to which such Tag-Along Notice relates.

(D)          Authority to Record Transfer/Delivery of Certificates.  SCT Chassis (or SCT Chassis’ transfer agent, if any) shall record in SCT Chassis’ books and records the transfer of the number of Holder’s Shares subject to a Tag-Along Exercise Notice which is not represented by one or more certificates issued by SCT Chassis, from the respective Holder to the Third Party, on the Third Party Sale Date.  If any part of such Holder’s Shares is represented by one or more certificates issued by SCT Chassis, the Holder shall deliver such certificate or certificates for such shares, duly endorsed for transfer with signatures guaranteed, to such Third Party on the Third Party Sale Date in the manner and at the address indicated in the Tag-Along Notice against delivery of the purchase price for the shares; provided, however, that in the event SCT Chassis has possession of any such certificate(s) pursuant to this Agreement, upon the written request of the Holder at least five (5) business days in advance of the Third Party Sale Date, SCT Chassis shall deliver such certificate(s) to the Third Party at the time and in the manner described above.

(iii)          Drag-Along Right.  Notwithstanding any other provision hereof, if any Holder has not exercised its Tag-Along Right with respect to the maximum number of Holder’s Shares for which such Holder is permitted (pursuant to Section 4(b)(ii)(B) above) to exercise such Tag-Along Right in respect of a Third Party Sale, then, upon the demand of any Selling Fortress Entity participating in such Third Party Sale (in each such entity’s sole discretion), such Holder shall sell to the respective Third Party the number of whole Holder’s Shares (rounded upwards or downwards, as applicable), whether or not the restrictions on Transfer of Common Stock have lapsed, equal to the product of (x) the total number of Holder’s Shares held by such Holder on the date of the Drag-Along Notice (as defined below) and (y) the Third Party Sale Percentage, at the same price and on the same terms and conditions as such Selling Fortress Entity has agreed to with such Third Party; provided, however, that such Selling Fortress Entity shall use its reasonable, good faith efforts to provide that (A) the only representation and warranty which such Holder shall be required to make in connection with the Third Party Sale is a representation and warranty with respect to such Holder’s own ownership of the Holder’s Shares to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances and adverse claims and (B) the liability of such Holder with respect to any representation and warranty made in connection with the Third Party Sale is the several liability of such Holder (and not joint with any other person) and that such liability is limited to the amount of proceeds actually received by such Holder in the Third Party Sale; provided further, that a Holder shall not be obligated to participate in any Third Party Sale pursuant to this Section 4(b)(iii) unless such Holder is provided an opinion of counsel to the effect that the Third Party Sale is not in violation of applicable federal and state securities or other laws or, if such Holder is not provided with an opinion with respect to the matters contemplated by this proviso, each Selling Fortress Entity who has delivered a Drag-Along Notice to such Holder shall indemnify such Holder for any such violation.  If the Third Party Sale is in the form of a merger transaction, each Holder agrees to vote its Holder’s Shares in favor of such merger and not to exercise any rights of appraisal or dissent afforded under applicable law.

(A)          Drag-Along Notice.  If a Selling Fortress Entity elects (in its sole discretion) to exercise the option described in this Section 4(b)(iii), such Selling Fortress Entity shall provide the Holder(s) with written notice (the “Drag-Along Notice”) thereof not more than twenty-four (24) nor less than ten (10) days prior to the proposed date of the Third Party Sale Date.  The Drag-Along Notice shall set forth:  (i) the name and address of the Third Party; (ii) the proposed amount and form of consideration to be paid per share and the terms and conditions of payment offered by the Third Party; (iii) the aggregate number of shares of Common Stock held by such Selling Fortress Entity as of the date that the Drag-Along Notice is first delivered, mailed or sent by courier or facsimile to the Holder; (iv) the Third Party Sale Percentage; (v) the proposed Third Party Sale Date; and (vi) confirmation that the proposed Third Party has agreed to purchase vested Holder’s Shares held by such Holder in accordance with the terms hereof.

(B)          Authority to Record Transfer/Delivery of Certificates.  If a Selling Fortress Entity elects (in its sole discretion) to exercise the option described in this Section 4(b)(iii), SCT Chassis (or SCT Chassis’ transfer agent, if any) shall record in SCT Chassis’ books and records the transfer of the number of Holder’s Shares subject to the Drag-Along Notice which is not represented by one or more certificates issued by SCT Chassis, from the Holder to the Third Party, on the Third Party Sale Date.  If any part of such Holder’s Shares is represented by one or more certificates issued by SCT Chassis, the Holder shall deliver such certificate or certificates for such shares, duly endorsed for transfer with signatures guaranteed, to such Third Party on the Third Party Sale Date in the manner and at the address indicated in the Drag-Along Notice against delivery of the purchase price for the shares; provided, however, that in the event that SCT Chassis has possession of any such certificate(s) pursuant to this Agreement, SCT Chassis shall deliver such certificate(s) to the Third Party at the time and in the manner described above.

(iv)          Consideration.  The provisions of this Section 4(b) shall apply regardless of the form of consideration received in the Third Party Sale.

(c)           Transfer to Related Transferees.  Notwithstanding anything to the contrary contained in this Section 4, the Participant may Transfer Applicable Shares without restriction to the Participant’s Related Transferees; provided that each such Related Transferee shall first (i) execute a written consent in form and substance satisfactory to the Company to be bound by all of the provisions of this Agreement and (ii) give a duplicate original of such consent to the Company.  The “Related Transferees” of the Participant shall consist of the Participant’s spouse, the Participant’s adult lineal descendants, the adult spouses of such lineal descendants, trusts solely for the benefit of the Participant’s spouse or the Participant’s minor or adult lineal descendants and, in the event of death, the Participant’s personal representatives (in their capacities as such), estate and named beneficiaries.  In the event of any Transfer by the Participant to the Participant’s Related Transferees of all or any part of the Applicable Shares owned by the Participant (or in the event of any subsequent Transfer of such shares by any such Related Transferee to another Related Transferee of the Participant), such Related Transferees shall receive and hold said Applicable Shares subject to (and shall be bound by) the terms of this Agreement and the rights and obligations hereunder of the Participant, from whom such Applicable Shares were originally transferred, as though said Applicable Shares were still owned by the Participant, and such Related Transferees shall be treated as if they were the Participant for the purposes their stock-related rights and obligations under this Agreement.  There shall be no further Transfer of such Applicable Shares by a Related Transferee except between and among such Related Transferee, the Participant and the other Related Transferees of the Participant, or except as may otherwise be permitted by this Agreement.

(d)           Termination.  This Section 4 shall terminate upon the closing of an IPO.

5.             The Participant’s Representations; Legends on Certificates; Voting Proxy.

(a)           Investment Risk.  The Participant represents and acknowledges that:  (i) as a result of the Participant’s experience in financial matters, the Participant is properly able (on the Participant’s own) to evaluate the capital structure of SCT Chassis and its subsidiaries, the business of SCT Chassis and its subsidiaries and the risks inherent therein; (ii) the Participant has been given the opportunity to obtain any additional information or documents from and to ask questions, and receive answers of, the officers and representatives of SCT Chassis and its subsidiaries to the extent necessary to evaluate the merits and risks related to an investment in SCT Chassis; (iii) the Participant has been and will be, to the extent the Participant deems necessary, advised by legal counsel of the Participant’s choice at the Participant’s expense in connection with this Agreement and the grant of the RSUs hereunder; and (iv) the grant of the RSUs hereunder will be consistent, in both nature and amount, with the Participant’s overall investment program and financial condition, and the Participant’s financial condition will be such that the Participant will be able to bear the economic risk of holding unregistered Common Stock for which there is no market and to suffer a complete loss of the Participant’s investment therein.  The Participant further acknowledges that investment in the RSUs and any shares of Common Stock delivered in settlement of the RSUs involves significant risks and that these risks include, without limitation, the fact that SCT Chassis and its subsidiaries may have a leveraged financial structure.

(b)           Acquired for Investment.

(i)            The Participant represents and warrants that:  (A)  any shares of Common Stock delivered in settlement of the RSUs will be acquired for the Participant’s own account for investment, without any present intention of selling or further distributing the same, and the Participant does not have any reason to anticipate any change in the Participant’s circumstances or any other particular occasion or event which would cause the Participant to sell any of such Common Stock; and (B) the Participant is fully aware that in agreeing to grant the RSUs and to deliver any such shares of Common Stock to the Participant, the Company and SCT Chassis will be relying upon the truth and accuracy of these representations and warranties.  The Participant agrees that the Participant will not

Transfer any Applicable Shares prior to an IPO, except to a Related Transferee in accordance with the terms of this Agreement or as otherwise may be permitted or required under this Agreement.  Any such Transfer must be in compliance with the Act, the rules and regulations of the Securities and Exchange Commission thereunder, the relevant state securities laws applicable to the Participant’s action and the terms of this Agreement.

(ii)           The Participant acknowledges that no trading market for the Common Stock exists currently and that there is no assurance that one will exist at any time in the foreseeable future (if at all) and that, as a result, the Participant may be unable to sell any of the Common Stock acquired hereunder for an indefinite period.  Further, SCT Chassis has no obligation to register any of the Common Stock for sale or resale under the Act or any other applicable law (including any “blue sky” law).

(iii)          The Participant acknowledges and agrees that nothing herein, including the provisions of Section 1 or 2 of this Agreement or the opportunity to make an investment in SCT Chassis, shall be deemed to create any implication concerning the adequacy of the Participant’s services to the Company or any of its affiliates.

(c)           Legend on Certificates.  If, in the sole discretion of SCT Chassis, share certificates are issued to the Participant prior to the closing of an IPO, each share certificate issued to the Participant representing Common Stock issued hereunder shall bear the following (or substantially equivalent) legends on the face or reverse side thereof:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ANY SUCCESSOR RULE UNDER THE ACT OR SCT CHASSIS INC. (THE “COMPANY”) RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTED STOCK UNIT AWARD AND MANAGEMENT SHAREHOLDER AGREEMENT DATED AS OF OCTOBER 1, 2016, BY AND BETWEEN [NAME], INTERPOOL, INC., D/B/A TRAC INTERMODAL, AND THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY, AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOTED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH VOTING, TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF SUCH AGREEMENT.

Any share certificate issued at any time in exchange or substitution for any certificates bearing such legends (except a new certificate issued upon the completion of a public distribution of

Common Stock represented thereby) shall also bear such (or substantially equivalent) legends, unless the Common Stock represented by such certificate is no longer subject to the provisions of this Agreement and, in the opinion of counsel for SCT Chassis, the Common Stock represented thereby need no longer be subject to restrictions pursuant to the Act or applicable state securities law.  SCT Chassis shall not be required to transfer on its books any certificate for Common Stock in violation of the provisions of this Agreement.

(d)           Voting Proxy.  To the fullest extent permitted by applicable law, the Participant hereby appoints the SCT Chassis Board as its proxy with respect to all Applicable Shares of which the Participant may be the record holder from time to time to (A) attend all meetings of the holders of the Common Stock, with full power to vote and act for the Participant with respect to such Applicable Shares in the same manner and to the same extent that the Participant might were the Participant personally present at such meetings, and (B) execute and deliver, on behalf of the Participant, any written consent in lieu of a meeting of the holders of the Common Stock in the same manner and to the same extent that the Participant might but for the proxy granted pursuant to this sentence.  The proxy hereby granted by the Participant is, and shall be, irrevocable by the Participant (until the closing of an IPO upon which such proxy shall automatically terminate with respect to the Applicable Shares).  The SCT Chassis Board shall have full power to substitute another person as the Participant’s proxy and to revoke the appointment of any such substitute proxy.  Concurrently herewith, the Participant is hereby executing and delivering to SCT Chassis an irrevocable proxy in the form of Exhibit A attached hereto, and the Participant hereby agrees that it shall execute and deliver any further instrument, and take all other actions, reasonably requested by the SCT Chassis Board from time to time to evidence or otherwise give effect to the provisions of this paragraph.

6.             Company “Call” Option.

(a)           Upon the termination of the Participant’s employment with the Company for any reason (including if the Participant dies while an employee of the Company) prior to the effective date of an IPO (a “Call Purchase Event”), subject to the provisions of this Section 6, the Company may, at its sole option exercisable by written notice (a “Purchase Notice”) delivered to the Participant (or in the case of a deceased Participant, the Participant’s personal representative) within ninety (90) days after the applicable Call Purchase Event (or, in the event the applicable Call Purchase Event is the death of the Participant, within thirty (30) days after the appointment and qualification of the deceased Participant’s personal representative, if later), elect to purchase and, upon the giving of such notice, the Company shall be obligated to purchase, and the Participant (and the Related Transferees, if any, of the Participant or, in the case of a deceased Participant, the Participant’s personal representative) (the Participant or the Participant’s personal representative and each Related Transferee being referred to herein as a “Seller”) shall be obligated to sell, all, or any lesser portion indicated in the Purchase Notice, of the Applicable Shares held by the Sellers at a per share price equal to:

(i)            if the Participant’s employment is terminated by the Company for Cause or the Participant resigns as an employee of the Company, the lesser of (x) the Fair Market Value of the Applicable Shares as of the Grant Date or (y) the Fair Market Value of the Applicable Shares as of the date of the Call Purchase Event; or

(ii)           if the Participant’s employment is terminated by the Company without Cause, or due to the Participant death or Disability while an employee of the Company, the Fair Market Value of the Applicable Shares as of the date of the Call Purchase Event.

(b)           If the Company does not elect to exercise its option set forth in Section 6(a) above, the Company shall give written notice that it is not so electing to each Fortress Entity owning Common Stock within the time periods specified in Section 6(a) for the giving of the Purchase Notice.  Upon receipt of such notice from the Company, each Fortress Entity owning Common Stock shall have the option, exercisable by written notice (a “Fortress Entity Purchase Notice”) delivered to the Sellers within fifteen (15) days after receipt of such notice from the Company, to purchase from the Sellers (and, upon the giving of the Fortress Entity Purchase Notice, such Fortress Entity shall be obligated to purchase and the Sellers shall be obligated to sell) all, or any lesser portion indicated in the Fortress Entity Purchase Notice, of the Applicable Shares held by the Sellers; provided, however, if oversubscribed by more than one such Fortress Entity providing a Fortress Entity Purchase Notice, each such Fortress Entity shall purchase a pro rata portion of such Applicable Shares held by Sellers determined by its pro rata portion of all shares of Common Stock owned by such subscribing Fortress Entities) at the per share price determined in accordance with paragraph (a) of this Section 6.

(c)           In the event a purchase of Applicable Shares pursuant to this Section 6 shall be prohibited by law or would cause a default under the terms of any indenture or loan agreement or other instrument to which the Company or any of its affiliates may be a party, the obligations of the Sellers and the Company pursuant to this Section 6 shall be suspended and no such default shall be caused; provided, however, that (x) the purchase price to be paid by the Company for the Applicable Shares shall accrue interest at the lowest rate necessary to prevent the imputation of interest or original issue discount under the Internal Revenue Code of 1986, as amended (the “Code”), reduced by any dividends or distributions received by the Participant (but not to an amount less than zero) on such Applicable Shares during the period of such suspension, which interest shall likewise be paid when such prohibition first lapses or is waived and no such default would be caused and (y) in the event of any such suspension, if one or more Fortress Entities so elect and no violation of law would be caused and no default under the terms of any indenture or loan agreement or other instrument to which the Company or any of its affiliates may be a party would result, the Company shall transfer its obligations under this Section 6 to such Fortress Entities, in which case such Fortress Entities and the Sellers shall be obligated to complete the purchase of Applicable Shares pursuant to this Section 6.

(d)           Notwithstanding anything set forth in this Section 6 to the contrary, neither the Company nor a Fortress Entity shall exercise the option referenced in this Section 6 with respect to any Applicable Shares delivered in respect of RSUs that have vested within the six (6) months immediately preceding the date that the applicable Purchase Notice or Fortress Entity Purchase Notice is sent as provided in this Section 6, and in the event that any RSUs have vested within the six (6) months immediately preceding the date that would otherwise be the final day that the Company or the Fortress Entities may exercise the right to purchase the related Applicable Shares pursuant to this Section 6, then such final day shall become the date that is ten (10) business days following the expiration of such six (6) month period.

7.             Restrictive Covenants.  The Participant acknowledges that during the period of the Participant’s employment with the Company the Participant shall have access to secret and confidential information, knowledge and/or data relating to the Company and its businesses, and will meet and develop relationships with potential and existing suppliers, financing sources, clients, customers and employees of the Company.

(a)           Noncompetition; Nonsolicitation.  The Participant agrees that during the period of the Participant’s employment with the Company, and for the one (1) year period immediately following termination of such employment (whether as a result of termination for Cause, termination other than for Cause, resignation, death, Disability or otherwise), the Participant shall not:

(i)            directly or indirectly (whether as principal, agent, independent contractor, partner, member, manager, officer, director or otherwise) own, manage, operate, control, participate in, perform services for, make any investment in or otherwise carry on, any business that is competitive with any business engaged in or conducted by the Company, or any business that the Company proposes or contemplates to engage in or conduct, at such time, including, but not limited to, the business of owning, renting or leasing (as lessor, sublessor, lessee or sublessee) or managing  intermodal chassis; or

(ii)           directly or indirectly engage in the recruiting, soliciting or inducing of any nonclerical employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company, or in hiring or assisting another person or entity to hire any nonclerical employee of the Company or any person who within six (6) months before had been a nonclerical employee of the Company and were recruited or solicited for such employment or other retention while an employee of the Company (other than any of the foregoing activities engaged in with the prior written approval of the Company); or

(iii)          directly or indirectly solicit, induce or encourage or attempt to persuade any agent, supplier or customer of the Company to terminate such agency or business relationship.

Nothing contained in this Agreement shall limit or otherwise affect the ability of the Participant to own not more than one percent (1.0%) of the outstanding capital stock of any entity that is engaged in a business competitive with the Company, provided that such investment is a passive investment and such Participant is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business.  In the event that the Participant inadvertently accumulates more than one percent (1.0%) of such competitive entity, provided the Participant gives the Company immediate written notice thereof and divests such passive investment within thirty (30) days of accumulating more than one percent (1.0%) of such competitive entity, the Company will not seek any other relief for violation of this provision.

(b)           Disparaging Comments.  The Participant agrees that the Participant shall not (i) both during and after the Participant’s employment with the Company, make any disparaging or defamatory comments regarding the Company or any of its directors or officers, and (ii) after the termination of the Participant’s employment with the Company, make any disparaging or defamatory comments concerning any aspect of the termination of the employment relationship.  The obligations of the Participant under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

Nothing contained in this Section 7 shall limit any common law or statutory obligation that the Participant may have to the Company.  For purposes of the foregoing provisions of this Section 7, each reference to “the Company” shall be deemed to include any incorporated or unincorporated affiliates of the Company (including, without limitation, subsidiaries), including any entity which becomes the Participant’s employer as a result of any business transaction, reorganization or restructuring of the Company for any reason.

The Company shall be entitled, in connection with tax planning or other reasons, to terminate the Participant’s employment (which termination shall not be considered a termination without Cause for purposes of this Agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate in which case the terms and conditions hereof shall apply to the Participant’s employment relationship with such entity mutatis mutandis.

(c)           Other Covenants.  Notwithstanding anything set forth herein to the contrary, in the event that the Participant is subject to restrictive covenants or confidentiality obligations set forth in another agreement or arrangement with the Company, SCT Chassis or any of their respective subsidiaries that are determined by the Company to be more restrictive than those set forth in Sections 7 or 8 hereof, then such other restrictive covenants or confidentiality obligations shall be deemed to be incorporated into this Agreement and shall apply to the Participant in lieu of those set forth in this Agreement.

8.             Confidentiality.  During employment and following termination of employment, the Participant will hold and keep confidential all secret and confidential information, knowledge or data relating to the Company and its businesses, including any confidential information as to customers of the Company (i) obtained by the Participant during employment by the Company, and (ii) not otherwise public knowledge or known within the applicable industry.  Upon termination of employment with the Company, or at any time as the Company may request, the Participant will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, the Participant or a third party) relating to the Company or any of its businesses or property which the Participant may possess or have under the Participant’s direction or control other than documents provided to the Participant as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between the Participant, SCT Chassis and/or the Company with regard to the Participant’s employment or severance.  For purposes of the foregoing provisions of this Section 8, each reference to “the Company” shall be deemed to include any incorporated or unincorporated affiliates of the Company (including, without limitation, subsidiaries), including any entity which becomes the Participant’s employer as a result of any business transaction, reorganization or restructuring of the Company for any reason.

The Participant shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  In the event the Participant is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, the Participant will promptly notify the Company of any such order and will cooperate fully with the Company in protecting such information to the extent possible under applicable law.  The Company agrees to reimburse the Participant for all reasonable expenses actually incurred and paid in connection with such cooperation, including reasonable attorneys’ fees for separate counsel for the Participant, which counsel the Participant may select in the Participant’s sole reasonable discretion.

9.             Notices.  All notices or other communications under this Agreement shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail or when delivered personally or sent by facsimile transmission as follows:

(a)           if to the Participant, at the address of the Participant as it appears on the signature page to this Agreement or at such other place as the Participant shall have designated by notice as herein provided to the Company; and

(b)           if to the Company or SCT Chassis, at 750 College Road East, Princeton, New Jersey 08540, Attention: Chief Legal Officer; and

(c)           if to any Fortress Entity, at Fortress Investment Group LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention:  Randal A. Nardone, or at such other place as such person shall have designated by notice as herein provided to the Participant.

10.          Specific Performance, Forfeiture.

(a)           Specific Performance.  Due to the fact that the securities of SCT Chassis cannot be readily purchased or sold in the open market and because damages to the Company, its subsidiaries and affiliates will be difficult to ascertain and remedies at law to the Company, its subsidiaries and affiliates will be inadequate and for other reasons, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced.  In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

(b)           Forfeiture.  The Participant acknowledges that if (x) the Participant breaches any term or condition contained in Section 7 or 8 of this Agreement and (y) the Company provides the Participant with written notice of such breach, all of the outstanding RSUs shall be automatically forfeited and cancelled without the payment of any consideration upon the giving of such notice.

11.                               Further Assurances in Connection with an IPO.  The Participant agrees that the Participant will, to the extent requested by the Company, reasonably cooperate with and provide assistance to SCT Chassis and its affiliates in connection with an IPO or other offering of securities by SCT Chassis or an affiliate thereof, and any restructuring necessary in connection with an IPO including but not limited to the exchange of RSUs or Applicable Shares for equity awards or shares, as applicable, in an affiliate of the Company, including, without limitation, by executing and delivering reasonably requested certificates, instruments and other documents.  Without limiting the foregoing, the Participant agrees that the Participant will execute and deliver a lock-up agreement with respect to any or all of the Applicable Shares (or any such shares of an affiliate of the Company issued in exchange therefor) owned by the Participant in connection with an IPO or other offering of securities by SCT Chassis or any of its affiliates, in form and substance reasonably requested by any underwriter or by SCT Chassis or any affiliate thereof, as applicable, provided that such lock-up agreement shall not be more onerous in its terms than the lock-up agreements provided by other senior executive officers of the Company in accordance with the requirements of the underwriter.

12.                               Miscellaneous.

(a)                                 This Agreement (and the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the Company, SCT Chassis and the Participant.  This Agreement supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof.  The Participant represents that the Participant is free to enter into this Agreement without violating any agreement or covenant with, or obligation to, any other entity or individual.

(b)                                 In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for shares of Common Stock as a stock (or share) dividend, stock (or share) split, spin-off, reclassification or recapitalization in connection with any merger, amalgamation, continuation into another jurisdiction or reorganization, the restrictions, rights and options set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Common Stock acquired hereunder on, or with respect to, which such other capital stock was distributed.

(c)                                  No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.  Anything in this Agreement to the contrary notwithstanding, any waiver, consent or other instrument under or pursuant to this Agreement signed by, or binding upon, the Participant shall be valid and binding upon any and all persons or entities (other than the Company and its affiliates, including the Fortress Entities) who may, at any time, have or claim any rights under or pursuant to this Agreement in respect of the RSUs.

(d)                                 Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company, SCT Chassis and their respective affiliates, including the Fortress Entities, and their respective successors and assigns and the Participant and the Participant’s heirs, personal representatives, successors and assigns.  Except as specified herein, this Agreement shall not be assignable.

(e)                                  Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

(f)                                   Should any party to this Agreement be required to commence any litigation concerning any provision of this Agreement or the rights and duties of the parties hereunder, the prevailing party in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such litigation.

(g)                                  The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

(h)                                 Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.  Words herein of any gender are deemed to include each other gender.

(i)                                     This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart.

(j)                                    The Participant agrees that, subsequent to any termination of the Participant’s employment, the Participant will continue to cooperate with the Company and SCT Chassis in the prosecution and/or defense of any claim in which the Company or SCT Chassis may have an interest (with the right of reimbursement for reasonable out-of-pocket expenses (including reasonable attorneys’ fees) actually incurred) which may include, without limitation, being available to participate in any proceeding involving the Company or SCT Chassis, permitting interviews with representatives of the Company or SCT Chassis, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in the Participant’s possession or control arising out of the Participant’s employment in a reasonable time, place and manner.

(k)                                 All payments pursuant to this Agreement shall be subject to regular withholding and deductions.  The Participant shall pay the applicable entity promptly upon request, and in any event at the time the Participant recognizes taxable income in respect to any RSUs which vest pursuant to this Agreement or otherwise, an amount equal to the taxes the Company determines it is required to withhold.  The Company may, in its sole discretion, permit the Participant to elect to pay a portion or all of such withholding taxes (i) in cash (ii) by delivery of shares of Common Stock or (iii) by having shares of Common Stock withheld by the Company from any shares of Common Stock that would have otherwise been received by the Participant upon the settlement of the RSUs.

(l)                                     The Participant hereby irrevocably consents and agrees that any legal action, suit or proceeding against the Participant with respect to the Participant’s obligations or liabilities or any other matter under or arising out of or in connection with this Agreement shall be brought in the United States District Court of the Southern District of New York or in the courts of the State of New York, sitting in New York County and, by execution and delivery of this Agreement, the Participant, to the fullest extent permitted by applicable law, hereby (i) irrevocably accepts and submits to the exclusive jurisdiction of each of the aforesaid courts, in person, generally and unconditionally with respect to any such action, suit or proceeding, (ii) agrees not to commence any such action, suit or proceeding in any jurisdiction other than those of the aforesaid courts, (iii) waives any objection to the laying of venue of any such action, suit or proceeding therein, (iv) agrees not to plead or claim that such action, suit or proceeding has been brought in an inconvenient forum and (v) consents to service of process in connection with an such action, suit or proceeding by the delivery of notice to such Participant’s address set forth in this Agreement.

(m)                             The terms of this Agreement have been designed to be exempt from, or, where applicable, to comply with, the requirements of Section 409A of the Code and shall be interpreted and administered in a manner consistent with such intent.

(n)                                 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to any choice-of-law rules thereof which might apply the laws of any other jurisdiction.

(o)                                 WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.  EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Award and Management Shareholder Agreement as of the first date written above.

INTERPOOL, INC.,
d/b/a TRAC INTERMODAL

By:
Name:
Title:

SCT CHASSIS INC.

By:
Name:
Title:

PARTICIPANT

Address:

Exhibit A

Irrevocable Proxy pursuant to

Section 5(d) of the Restricted Stock Unit and

Management Shareholder Agreement

Dated as of October 1, 2016 (the “Agreement”)

Proxy

SCT Chassis Inc. (“SCT Chassis”)

I, [NAME], HEREBY APPOINT THE BOARD OF DIRECTORS (OR SIMILAR BODY) OF SCT CHASSIS, to be my proxy for and in my name, place and stead to attend all meetings of the shareholders of SCT Chassis and to vote any and all Applicable Shares in SCT Chassis at the time standing in my name and to exercise all consensual rights in respect of such shares (including without limitation giving or withholding written consents of shareholders and calling special general meetings of shareholders) within the scope and pursuant to terms set out in Section 5(d) of the Agreement.  This proxy shall automatically terminate upon the closing of an IPO.

Signed as of the day of , 2016.

Name:
Address: